Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

Up to 1,296,890 SHARES OF COMMON STOCK

(INCLUDING THE ASSOCIATED SERIES A PARTICIPATING PREFERRED STOCK
PURCHASE RIGHTS)
of
NETMANAGE, INC.
at
$5.25 NET PER SHARE
by
RILEY ACQUISITION LLC
a wholly owned subsidiary of
RILEY INVESTMENT PARTNERS, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON
JANUARY 22, 2007, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED ON AT LEAST 671,850 SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF NETMANAGE (THE “COMMON STOCK”) AND THE ASSOCIATED SERIES A PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS (THE “RIGHTS”, TOGETHER WITH THE COMMON STOCK, THE “SHARES”) BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO EXPIRATION DATE OF THE OFFER, SUCH THAT FOLLOWING THE CONSUMMATION OF THE OFFER RILEY INVESTMENT PARTNERS, L.P. AND RILEY ACQUISITION LLC WILL BENEFICIALLY OWN AT LEAST 12.7% OF THE ISSUED AND OUTSTANDING SHARES OF NETMANAGE. THE OFFER IS ALSO SUBJECT TO THE CONDITIONS DESCRIBED IN SECTION 12, “CONDITIONS TO THE OFFER” OF THIS OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING.

IMPORTANT

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

Any stockholder desiring to tender all or any portion of that stockholder’s Shares should either (1) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have that stockholder’s signature thereon guaranteed if instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or facsimile, or, in the case of a book-entry transfer effected by the procedure set forth in Section 3 of this Offer to Purchase, “Procedure for Tendering Shares,” an agent’s message (as defined therein), and any other required documents to the depositary and either deliver the certificates for those Shares to the depositary along with the Letter of Transmittal, or facsimile, or deliver those Shares in accordance with the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, “Procedure for Tendering Shares,” or (2) request that stockholder’s bank, broker, dealer, trust company or other nominee effect the transaction for that stockholder. A stockholder having Shares registered in the name of a bank, broker, dealer, trust company or other nominee must contact that person if that stockholder desires to tender those Shares. The Rights are currently evidenced by the certificates representing the Common Stock, and by tendering Common Stock, a stockholder will also tender the associated Rights.

If a stockholder desires to tender Shares and that stockholder’s certificates for Common Stock are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the Expiration Date (as defined herein), that stockholder’s tender may be effected by following the procedure for guaranteed delivery set forth in Section 3 of this Offer to Purchase, “Procedure for Tendering Shares.”

Questions, requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be directed to Riley Investment Management LLC at its address and telephone number set forth on the back cover of this Offer to Purchase.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the offer.

December 20, 2006

Unless the context otherwise requires, all references in this Offer to Purchase to “Riley,” “the Purchaser”, “us,” “we,” and “our” are to Riley Acquisition LLC, a Delaware limited liability company. All references to “NetManage” are to NetManage, Inc. All references to “Nasdaq” are to The Nasdaq Stock Market, Inc. All references to “Sections” are sections to this Offer to Purchase unless otherwise noted.

SUMMARY TERM SHEET

This summary term sheet is a brief summary of the material provisions of this Offer to Purchase 1,296,890 shares of common stock of NetManage, par value $0.01 per share (the “Common Stock”), and the associated Series A Participating Preferred Stock purchase rights (the “Rights”, together with the Common Stock, the “Shares”) being made by Riley, a wholly owned subsidiary of Riley Investment Partners, L.P., a Delaware limited partnership (formerly SACC Partners LP) (“RIP”), and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer to Purchase. The following are some of the questions you, as a stockholder of NetManage, may have about us and the offer and answers to those questions. You are encouraged to read carefully this entire Offer to Purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your Shares.

Who is offering to buy my securities?

•	The Purchaser is Riley Acquisition LLC, which is owned by RIP. RIP is a private investment entity formed for the purpose of investing in primarily publicly traded equity securities of small capitalization companies. RIP was formerly known as SACC Partners LP. See Section 8, “Information Concerning Riley.”

How many Shares are sought in the offer?

•	Subject to certain conditions, we are offering to purchase up to 1,296,890 Shares. If more than 1,296,890 Shares are validly tendered and not properly withdrawn, we will purchase 1,296,890 Shares on a pro rata basis (subject to adjustments for fractional shares). See Section 1, “Terms of the Offer; Proration; Expiration Date.”

What percentage of the Shares do you currently own and how much will you own if the offer is completed?

•	Through RIP, we currently beneficially own 525,460 Shares, representing approximately 5.6% of NetManage’s issued and outstanding Shares (based on 9,457,683 Shares issued and outstanding as of October 30, 2006). Following consummation of the Offer, we and RIP will beneficially own between 12.7% and 19.3% of NetManage’s issued and outstanding Shares, depending on the number of Shares tendered. See Section 8, “Information Concerning Riley”; and Section 10, “Purpose of the Offer; Plans for NetManage after the Offer.”

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

•	We are offering to pay $5.25 per Share, net to you (subject to withholding taxes, as applicable), in cash, without interest. This represents a premium of $.05 per Share over the closing sales price of the Shares as reported on Nasdaq on December 19, 2006, and a premium of $0.32 per Share, or 6.5%, over the closing sales price on December 6, 2006, the day before RIM first announced RIP’s intentions to make this offer to purchase. If you are the record owner of your Shares and you tender your Shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See “Introduction”; Section 1, “Terms of the Offer; Proration;

Expiration Date”; Section 2, “Acceptance for Payment and Payment”; and Section 5, “Material U.S. Federal Income Tax Considerations.”

Why are you making the offer?

•	We are making our offer because we believe that the Shares represent an attractive investment at this price, if we can accomplish our goal to bring about change at NetManage. A tender offer represents a more expeditious manner for us to acquire Shares given the lack of liquidity in the trading market for the Shares. We intend to nominate for election at NetManage’s 2007 Annual Meeting of Stockholders two individuals selected by us to serve as directors of the Company and make other proposals related to improving NetManage’s corporate governance, including a term limit for directors. See Section 9, “Background to the Offer; Contacts with NetManage”; and Section 10 “Purpose of the Offer; Plans for NetManage after the Offer.” We want to own a sufficient number of Shares to make it financially attractive to us to implement RIP’s proposals to carry out change at NetManage.

Do you have the financial resources to pay the purchase price in the offer?

•	Yes. The purchase of the Shares in the offer will be financed by our own internal resources, and we do not need the consent or approval of any investor or other third party to use our cash on hand to pay the purchase price for the Shares. The offer is not subject to the receipt of financing. See Section 11, “Sources and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

•	We do not think our financial condition is relevant to your decision as to whether to tender your Shares into the offer based on the following: (a) the consideration offered consists solely of cash; (b) the offer is not subject to any financing condition; and (c) the offer is for up to 1,296,890 of the outstanding Shares, which represents approximately 13.7% of the total outstanding Shares. See Section 11, “Sources and Amount of Funds.”

What are the most significant conditions to the offer?

•	At least 671,850 Shares must be validly tendered and not properly withdrawn, prior to the completion of the Expiration Date on January 22, 2007 (as may be extended by us), such that following the consummation of the offer, assuming only the minimum number of Shares are tendered, we and RIP will beneficially own at least 12.7% of NetManage’s issued and outstanding Shares. The offer is also subject to other customary conditions. See Section 12, “Conditions to the Offer,” which sets forth in full the conditions to the offer. The offer is not conditioned on the availability of financing.

What will happen if the conditions to the offer are not satisfied?

•	If any of the conditions are not satisfied, we may elect not to purchase any Shares tendered in the offer, or we may waive such conditions. See Section 1, “Terms of the Offer; Proration; Expiration Date”; and Section 12, “Conditions to the Offer.”

How long do I have to decide whether to tender in the offer?

•	You may tender your Shares until 5:00 p.m., New York time, on January 22, 2007 (as may be extended by us). See “Introduction”; Section 1, “Terms of the Offer; Proration; Expiration Date”; and Section 3, “Procedures for Tendering Shares.”

How do I tender my Shares?

•	To tender Shares, you must deliver various documents to Mellon Investor Services LLC, the depositary for the offer, prior to the expiration of the offer. These documents include the certificates representing your Shares and a completed Letter of Transmittal. If your Shares are held through a bank, broker, dealer, trust company or other nominee, the Shares can be tendered only by that bank, broker, dealer, trust company or other nominee. If you cannot deliver a required item to the depositary by the expiration of the offer, you may get a little extra time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the depositary will receive the missing items within a period of three Nasdaq trading days. The depositary must receive the missing items within that period for the tender to be valid. See Section 3, “Procedures for Tendering Shares.”

When can I withdraw the Shares I tendered in the offer?

•	You may withdraw any previously tendered Shares at any time prior to the expiration date of the offer. In addition, tendered Shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Shares have not yet been accepted for payment by us. To withdraw Shares, you must deliver a written notice of withdrawal with the required information to the depositary while you still have the right to withdraw the Shares. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 4, “Withdrawal Rights.”

Will all of the Shares I tender be accepted by the Purchaser?

•	We are offering to purchase up to 1,296,890 Shares. If the number of Shares validly tendered and not properly withdrawn, on or prior to the Expiration Date, does not exceed 1,296,890, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the offer. However, if more than 1,296,890 Shares are tendered and not withdrawn, we will accept for payment and pay for 1,296,890 Shares tendered pro rata according to the number of Shares tendered, adjusting by rounding down to the nearest whole number of Shares tendered by each stockholder to avoid purchases of fractional Shares, as appropriate. See Section 1, “Terms of the Offer; Proration; Expiration Date”; and Section 2, “Acceptance for Payment and Payment.”

Can the offer be extended and under what circumstances?

•	We have the right, in our sole discretion, to extend the expiration date, subject to applicable law. See Section 1, “Terms of the Offer; Proration; Expiration Date.”

How will I be notified if the offer is extended?

•	If we decide to extend the expiration date, we will inform the depositary of that fact. We will also publicly announce the new expiration date in accordance with applicable law, and in any event issue a press release to this effect no later than 9:00 a.m., New York time, on the first business day following the day on which we decide to extend the expiration date. See Section 1, “Terms of the Offer; Proration; Expiration Date.”

If the offer is consummated, will the Shares continue to be traded on the Nasdaq and will NetManage continue as a public company?

•	Based on NetManage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as of March 17, 2006, there were 908 holders of record of NetManage Shares. We cannot predict whether any reduction in the number of stockholders that may occur if the offer is consummated would cause NetManage to be out of compliance with the applicable listing requirements of the Nasdaq or the registration requirements of the Securities Exchange Act of 1934. See Section 13, “Effects of the Offer on the Market for Shares.”

Do I have appraisal or dissenter’s rights?

•	There are no appraisal or dissenter’s rights available in connection with the offer.

Has NetManage or its Board of Directors adopted a position on the offer?

•	Under applicable law, no later than 10 business days from the date of this Offer to Purchase, NetManage is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer. See “Introduction.”

What are the tax consequences of the offer?

•	The receipt of cash for Shares accepted for payment by us from tendering stockholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes. You are encouraged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5, “Material U.S. Federal Income Tax Considerations.”

What is the market value of my Shares as of a recent date?

•	On December 19, 2006, the last full trading day before we commenced the offer, the closing price per Share as reported on Nasdaq was $5.20. On December 6, 2006, the day before we first stated our intent to make the offer, such closing price was $4.93 per Share. You should obtain a recent quotation for your Shares prior to deciding whether or not to tender your Shares. See Section 6, “Price Range of the Shares.”

With whom may I talk to if I have questions about the offer?

•	You can call Riley Investment Management LLC at (310) 966-1445 during normal business hours. See the back cover of this Offer to Purchase.

INTRODUCTION

Riley Acquisition LLC (“Riley” and also referred to as “we,” “our” or “us”), a Delaware limited liability company controlled by Riley Investment Partners, L.P., a Delaware limited partnership (formerly SACC Partners LP) (“RIP”), hereby offers to purchase 1,296,890 shares of common stock, par value $0.01 per share (the “Common Stock”), of NetManage, Inc., a Delaware corporation (“NetManage”), and the associated Series A Participating Preferred Stock purchase rights (the “Rights”, and together with the Common Stock, the “Shares”) issued pursuant to the Preferred Shares Rights Agreement, among NetManage, Inc. and the parties named therein, dated as of July 24, 1993 as amended May 7, 1999, at a price of $5.25 per Share, net to you (subject to withholding taxes, as applicable), in cash, without interest and subject to the terms and conditions set forth in this Offer to Purchase, the Letter of Transmittal and the other related documents delivered to you (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

The Offer will expire at 5:00 p.m., New York time, on January 22, 2007 unless we decide to extend the Offer.

The Offer is conditioned on at least 671,850 Shares being validly tendered and not properly withdrawn, such that after the consummation of the Offer we and RIP will own approximately 12.7% of the outstanding and issued Shares. We may terminate the Offer if less than 671,850 Shares are validly tendered and not properly withdrawn, prior to 5:00 p.m., New York time, on the Expiration Date of the Offer. Certain other conditions to the consummation of the Offer are described in Section 12, “Conditions to the Offer.” We reserve the right (subject to applicable law and the rules of the Securities and Exchange Commission, or the “SEC”) to amend or waive any one or more of the terms of, and conditions to, the Offer. However, if any of these conditions are not satisfied, we may elect not to purchase any Shares tendered in the Offer. The Offer is not conditioned on our obtaining financing.

If you are a record owner of Shares and tender directly to Mellon Investor Services LLC (the “Depositary”), you will generally not be obligated to pay brokerage, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to our purchase of Shares in the Offer. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Under certain circumstances, you may be subject to U.S. federal backup withholding of 28.0% of the gross proceeds payable to you pursuant to the Offer, depending on your personal situation. See Section 5, “Material U.S. Federal Income Tax Considerations” for a more detailed description of the material U.S. federal income tax considerations applicable to NetManage’s stockholders in connection with the Offer. You are encouraged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation.

We will pay the fees and expenses of the Depositary in connection with the Offer. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payments to tendering stockholders whose Shares are accepted for payment. We will also pay any expenses of Riley Investment Management LLC associated with answering questions and providing information concerning the Offer.

The Offer has not been reviewed by the Board of Directors or management of NetManage. No later than 10 business days from the date of this Offer to Purchase, NetManage is required by law to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.

RIP has delivered to NetManage a notice indicating its intention to nominate for election at NetManage’s 2007 Annual Meeting of Stockholders two individuals selected by RIP to serve as directors of the Company and other proposals related to improving NetManage’s corporate governance, including a term limit for directors. See Section 9, “Background to the Offer; Contacts with NetManage.” We and RIP believe we need to increase our collective ownership in the Shares to at least 12.7% in order to have a sufficient economic incentive to seek the foregoing board representations and corporate governance reforms. Accordingly, if the Offer is not successful, we and RIP will reevaluate the costs and expenses of a campaign for the Board nominations and proposals and may determine not pursue some or all of RIP’s proposals, and may decide to sell any or all of our Shares.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF, OR ACTION BY WRITTEN CONSENT BY, NETMANAGE’S STOCKHOLDERS. ANY SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

According to the quarterly report filed in Form 10-Q on November 3, 2006, there were 9,457,683 Shares issued and outstanding Shares as of October 30, 2006.

THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference include certain “forward-looking statements.” These forward-looking statements generally are identified by the words “believes,” “project,” “expects,” “anticipates,” “estimates,” “intends,” “strategy,” “plan,” “may,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.

In addition, please refer to NetManage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the caption “Risk Factors”, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact NetManage and its business. See Section 7, “Information Concerning NetManage.” Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to

Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

THE TENDER OFFER

YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

SECTION 1.  TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

Upon the terms of, and subject to the conditions to, the Offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for up to 1,296,890 Shares that are validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4, “Withdrawal Rights.” The term “Expiration Date” means 5:00 p.m., New York time, on January 22, 2007, unless and until we extend the period of time during that the Offer is open, in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

If more than 1,296,890 Shares are validly tendered and not properly withdrawn prior to the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, purchase 1,296,890 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not withdrawn (the “proration period”). In these circumstances, we will prorate based on a fraction, which will be calculated by dividing (x) 1,296,890 Shares, the maximum number of Shares that we are offering to purchase, by (y) the aggregate number of Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date. This fraction will then be multiplied by the aggregate number of Shares that have been tendered and not withdrawn to determine the resulting number of Shares that will be accepted from each tendering stockholder. However, no fractional Shares will be purchased by us in the Offer, and, accordingly, fractional Shares will be rounded down to the nearest whole number of Shares.

If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, we may not be able to announce the final results of proration or pay for any Shares until five Nasdaq trading days after the Expiration Date and proration period. However, we will pay for validly tendered Shares as promptly as possible once the number of shares accepted from each holder is determined. We expect to be able to pay for all accepted shares held in “street name” which are delivered to us by book entry transfer within eight business days. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Shares may obtain such preliminary information from Riley Investment Management LLC at its telephone number on the back cover of this Offer to Purchase. All Shares not accepted for payment due to an oversubscription will be returned to the stockholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, in each case, in accordance with the procedure described in Section 2, “Acceptance for Payment and Payment.”

We reserve the right to increase or decrease the number of Shares we are seeking in the Offer, subject to applicable laws and regulations described below.

Subject to the terms of the applicable rules and regulations of the Securities and Exchange Commission (“SEC”), we reserve the right, but will not be obligated at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 12, “Conditions to the Offer,” shall have occurred, to:

•	extend the Offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any Shares, by giving oral or written notice of that extension to the Depositary; and

•	amend the Offer in any other respect by giving oral or written notice of that amendment to the Depositary.

If by 5:00 p.m., New York time, on January 22, 2007 (or any date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, we reserve the right (but will not be obligated to), subject to applicable laws and regulations of the SEC, to:

•	except as set forth above, extend the Offer, and, subject to applicable withdrawal rights, retain all tendered Shares during the period for which the Offer is open or extended;

•	waive any conditions to the tender and, subject to proration, accept for payment on the Expiration Date and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date;

•	terminate the Offer and not accept for payment or pay for any Shares and promptly return all tendered Shares to tendering stockholders; and

•	amend the Offer in any other respect by giving oral or written notice of that amendment to the Depositary.

Any extension, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), we currently intend to make announcements regarding the Offer by distributing a press release to PR Newswire.

If we extend the Offer, we are delayed in accepting for payment or paying for Shares, or we are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered. Such tendered Shares may not be withdrawn except as provided in Section 4, “Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

We do not intend to provide for a subsequent offering period.

Under no circumstances will we pay interest on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Common Stock, you are automatically tendering the same number of Rights. If the Rights do trade separately, you will be required to tender both the Common Stock and any certificate evidencing the Rights.

If we make a material change in the terms of the Offer (as may be permitted under applicable law) or in the information concerning the Offer or if we waive a material condition of the Offer, we will extend the Offer to the extent required by rules of the SEC. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. If, before the Expiration Date, we decide to increase the consideration being offered, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. If, at the time that the notice of any increase in the offered consideration is first published, sent or given, the then scheduled Expiration Date is scheduled to be completed at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, the then scheduled Expiration Date will be extended until the expiration of at least ten business days after that notice. For purposes of this paragraph, a “business day” shall mean a business day as defined in Rule 14d-1(g)(3) under the Exchange Act. If, however, we increase the number of Shares we are seeking under the Offer by not more than two percent of the outstanding Shares, then pursuant to Rule 14e-1(b) under the Exchange Act, we would not be required to extend the Expiration Date of the Offer.

NetManage has agreed to provide us with a list of its stockholders and security position listings. This Offer to Purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of Shares whose names appeared on NetManage’s stockholder list. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

SECTION 2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

General.  Promptly following the Expiration Date and upon the terms of, and subject to the conditions to, the Offer (including, if the Expiration Date is extended or the Offer is otherwise amended, the terms of, and conditions to, any such extension or amendment), we will accept for payment and, subject to any applicable withholding tax duties, pay for up to 1,296,890 Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4, “Withdrawal Rights.” We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. See Section 1, “Terms of the Offer; Proration; Expiration Date”; and Section 12, “Conditions to the Offer.”

In all cases, we will pay for Shares we have accepted for payment under the Offer only after timely receipt by the Depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those Shares;

•	a Letter of Transmittal, or a facsimile thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents the Letter of Transmittal requires.

Accordingly, tendering stockholders may be paid at different times depending on when certificates for Shares or book-entry confirmations respecting Shares are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have purchased Shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositary of our acceptance for payment of Shares pursuant to the Offer. On the terms of and subject to the conditions to the Offer, we will pay for Shares we have accepted for payment under the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose Shares we have accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, our obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Shares. However, we will effect any such delays in compliance with Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. In such a case, the Depositary may retain tendered Shares on our behalf and those Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, the withdrawal rights described in Section 4, “Withdrawal Rights.”

Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the Offer or any delay in making payment.

If, pursuant to the terms of, and conditions to, the Offer, we do not accept tendered Shares for payment for any reason or if certificates are submitted representing more Shares than are tendered (including by reason of proration), certificates evidencing unpurchased Shares will be returned to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, “Procedures for Tendering Shares,” the Shares will be credited to the relevant account), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, we increase the consideration per share offered to any stockholders pursuant to the Offer, the increased consideration per share will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the increase in consideration.

Form of Payment.  All stockholders tendering their Shares to the Depositary will be paid solely in U.S. dollars.

Withholding Tax.  Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold 28.0% of the gross proceeds payable to a tendering stockholder or other payee pursuant to the Offer. See Section 3, “Procedures for Tendering Shares”; and Section 5, “Material U.S. Federal Income Tax Considerations.”

SECTION 3.  PROCEDURES FOR TENDERING SHARES.

Valid Tender.  For a stockholder to validly tender Shares under the Offer (i) the Depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Date of the Offer:

•	a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other required documents; and

•	either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the Expiration Date of the Offer, comply with the guaranteed delivery procedures we describe below.

The term “agent’s message” means a message, transmitted by the Depository Trust Company, or DTC, to, and received by, the Depositary and forming part of the book-entry confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the Shares that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

If certificates evidencing tendered Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below for a valid tender of Shares by book-entry. Delivery of the documents to DTC or any other party does not constitute delivery to the Depositary.

Signature Guarantees.  Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where Shares are tendered:

•	by a registered holder of Shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	for the account of an eligible guarantor institution.

If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender Shares under the Offer and your certificates for Shares are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and executed notice of guaranteed delivery, substantially in the form we provide, is received by the Depositary, as provided below, prior to the Expiration Date; and

•	the Depositary receives, at one of the addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that notice of guaranteed delivery, either:

•	the certificates representing the Shares being tendered together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon, and (2) all other required documents; or

•	in the case of any book-entry transfer of the Shares being tendered which is effected in accordance with the book-entry transfer procedures we describe above under “— Book-Entry Transfer” within the same three-trading day period (1) either a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, (2) a book-entry confirmation relating to that transfer, and (3) all other required documents.

For these purposes, a “trading day” is any day on which the Nasdaq is open for business.

A notice of guaranteed delivery must be delivered to the Depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery that is to be delivered to the Depositary.

Condition to Payment.  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates evidencing Shares, or a timely Book-Entry Confirmation for the delivery of Shares, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

Appointment.  By executing the Letter of Transmittal as set forth above (including delivery through an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares you tendered and with respect to any Shares, securities and rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. These powers of attorney and proxies will be considered coupled with an interest in the tendered Shares and additional securities attributable thereto. The appointment will be effective if, as and when, and only to the extent that, we accept your Shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Shares (and your other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of NetManage’s stockholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for

Shares to be deemed validly tendered, immediately upon our payment for the Shares, we must be able to exercise full voting, consent and other rights with respect to the Shares and any additional securities attributable thereto, including voting at any meeting of NetManage’s stockholders with a record date prior to the consummation of the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of NetManage stockholders.

Tendering Stockholder’s Representation and Warranty; Purchaser’s Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion.  This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. A tender of Shares will not have been made until all defects and irregularities have been cured or waived. None of us or any of our affiliates or assigns, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of objection or incur any liability for failure to give any notification. Our interpretation of the terms of, and conditions to, the Offer (including the Letter of Transmittal, the Notice of Guaranteed Delivery, and the instructions thereto) will be final and binding. By tendering Shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

If you tender your Shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the Offer, as well as your representation and warranty to us that:

•	you have the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all Shares, other securities or distributions issued or issuable in respect of your Shares); and

•	when we accept your Shares for payment, we will acquire good and marketable title to your Shares, free and clear of all liens, restrictions, claims and encumbrances and not subject to any adverse claims or rights.

Our acceptance of your Shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the Offer.

Backup Withholding.  In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 28%. All stockholders surrendering

Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. stockholders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate Form W-8 (instead of a Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

Lost Certificates.  If the share certificates that a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify NetManage’s transfer agent, Computershare Investor Services at (781) 575-3120. The transfer agent will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

SECTION 4.  WITHDRAWAL RIGHTS.

Except as this Section 4 otherwise provides, tenders of Shares are irrevocable.

You may withdraw previously tendered Shares at any time prior to the Expiration Date. In addition, under U.S. law, tendered Shares may be withdrawn at any time after 60 days from the date of this Offer to Purchase if the Shares have not yet been accepted for payment by us. If we extend the Offer, delay our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer but subject to applicable law, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. However, our ability to delay the payment for Shares that we have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer. Any delay will be by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Shares have been tendered for the account of an eligible guarantor institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, “Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures.

Withdrawals of tendered Shares may not be rescinded. If you have properly withdrawn your Shares, they will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3, “Procedures for Tendering Shares.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any notices of withdrawal of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. None of us or our affiliates or assigns, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SECTION 5.  MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS.

The following is a discussion of the United States federal income tax consequences to holders of Shares whose Shares are sold pursuant to the Offer. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The tax consequences to any particular stockholder may differ depending on that stockholder’s own circumstances and tax position. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as “capital assets” within the meaning of section 1221 of the Code, and does not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, non-U.S. persons, insurance companies, tax-exempt organizations, banks and other financial institutions, brokers or dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or persons who hold their Shares as a part of a straddle, hedge, conversion, or other integrated investment or constructive sale transaction. The tax consequences of the Offer to holders who hold their Shares through a partnership or other pass-through entity generally will depend upon such holder’s status for United States federal income tax purposes and the activities of the partnership.

Each holder is encouraged to consult such holder’s tax advisor regarding the specific United States federal, state, local and foreign income and other tax consequences of the Offer in light of such holder’s specific tax situation.

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a holder who receives cash in exchange for Shares pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition. However, such gain or loss will generally be short-term capital gain or loss if such Shares have been held for one year or less at the time of disposition. In the case of a tendering individual stockholder, long-term capital gains will generally be eligible for reduced rates of taxation. Unlike long-term capital gains, short-term capital gains of individuals are generally taxable at the same rates as ordinary income. The deductibility of capital losses is subject to limitations.

A stockholder (other than certain exempt stockholders including, among others, corporations) that receives cash for Shares pursuant to the Offer generally will be subject to backup withholding at a rate equal to the fourth lowest rate applicable to ordinary income of unmarried individuals (under current law, the backup withholding rate is 28%) unless the stockholder provides its TIN, certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN), certifies that it is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If the holder is an individual, the TIN is his or her social security number. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See “Backup Withholding” under Section 3, “Procedures for Tendering Shares.” Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

SECTION 6.  PRICE RANGE OF THE SHARES.

According to its Annual Report on Form 10-K for the year ended December 31, 2005, the Shares are listed and traded on Nasdaq under the symbol “NETM.”

The following table sets forth, for each of the fiscal quarters indicated, the high and low closing sale price per share on Nasdaq as reported on the Composite Tape.

	Nasdaq National Market
Quarter	High	Low

2004
Third Quarter	$7.80	$4.50
Fourth Quarter	$6.70	$4.73
2005
First Quarter	$7.45	$5.84
Second Quarter	$7.00	$5.40
Third Quarter	$6.60	$4.99
Fourth Quarter	$5.59	$4.80
2006
First Quarter	$6.35	$5.26
Second Quarter	$6.35	$4.80
Third Quarter	$5.37	$4.04
Fourth Quarter (Through December 19, 2006)	$5.28	$4.80

On December 19, 2006, the last full trading day prior to the commencement of the Offer, the closing sale price per share as reported on Nasdaq was $5.20. On December 6, 2006, the last trading day before RIM first announced RIP’s intent to make the Offer, the closing sale price reported on Nasdaq was $4.93 per Share.

You are encouraged to obtain a current market quotation for the Shares.

SECTION 7.  INFORMATION CONCERNING NETMANAGE.

Except as otherwise set forth in this Offer to Purchase, the information concerning NetManage contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to these documents and records. We assume no responsibility for the accuracy or completeness of the information contained in such documents or records or for any failure by NetManage to disclose events that may have occurred and may affect the significance or accuracy of any such information.

General.  NetManage is a Delaware Corporation. Its principal executive offices are located at NetManage, Inc., 20883 Stevens Creek Blvd., Cupertino, CA 95014 and its telephone number at that address is (408) 973-7171.

Available Information.  NetManage is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. NetManage must disclose in its proxy statements distributed to NetManage’s stockholders and filed with the SEC information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, the principal holders of its securities and any material interest of those persons in transactions with NetManage. That information is available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with it. You can find those reports, proxy statements and other information on the SEC’s web site, http://www.sec.gov.

SECTION 8.  INFORMATION CONCERNING RILEY.

General.  We the offeror, Riley Acquisition LLC, are a newly-formed Delaware limited liability company controlled by Riley Investment Partners, L.P. (“RIP”). RIP is a Delaware limited partnership formerly known as SACC Partners LP. RIP is a private investment entity formed for the purpose of investing in primarily publicly traded equity securities of small capitalization companies.

The general partner of, and investment adviser to, RIP is Riley Investment Management LLC, a Delaware limited liability company (“RIM”). RIM is an investment adviser that provides investment management services. In addition to being an investment adviser to RIP, it is also an investment adviser to other clients. RIM has a strong background in activist investments. In addition, RIM has operational experience in primarily technology companies through, among other things, representation on boards of directors. Through its participation in boards of directors, RIM has successfully negotiated the sale of businesses and business units.

Bryant Riley, age 39, is the managing member and sole equity holder of RIM. Mr. Riley is also the founder and Chairman of B. Riley & Co., Inc., a Southern California-based brokerage firm providing research and trading ideas primarily to institutional investors. Founded in 1997, B. Riley & Co., Inc. also has offices in San Francisco, Newport Beach and New York. Mr. Riley serves on the board of directors of Aldila, Inc., Celeritek, Inc. (now named CTK Windup Corp.), Carreker Corporation, Alliance Semiconductor Corporation, Integrated Silicon Solution, Inc. and (prior to its acquisition by Iconix Brand Group, Inc.) Mossimo, Inc. Prior to 1997, Mr. Riley held a variety of positions in the brokerage industry, primarily as an institutional salesman and trader. From October 1993 to January 1997 he was a co-head of Equity at Dabney-Resnick, Inc., a Los Angeles-based brokerage firm. From 1991 to 1993 he was a co-founder of Huberman-Riley, a Texas-based brokerage firm. Mr. Riley graduated from Lehigh University in 1989 with a B.S. in finance. Mr. Riley is a U.S. citizen.

The business address and telephone number of each of Riley Acquisition LLC, Riley Investment Partners, L.P., Riley Investment Management LLC and Mr. Riley is: 11100 Santa Monica Blvd., Suite 810, Los Angeles, CA 90025, (310) 966-1445.

Beneficial Ownership of Shares.  As of October 30, 2006, there were 9,457,683 of NetManage’s Shares issued and outstanding. The 671,850 to 1,296,890 Shares we are offering to purchase in the Offer represent from approximately 7.1% to approximately 13.7% of the 9,457,683 Shares issued and outstanding as of October 30, 2006.

The following table identifies the aggregate number and percentage (based on 9,457,683 issued and outstanding Shares of NetManage as of October 30, 2006) of the Shares beneficially owned, as of the date of this Offer to Purchase, by us and certain individuals or entities who are associated with us and known by us to be the beneficial owner of Shares:

		Percent of Shares
	Number of Shares	(Issued and
Name	Beneficially Owned	Outstanding)(1)

Riley Acquisition LLC	0	0
Riley Investment Partners, L.P. (formerly known as SACC Partners LP)	525,460	5.6%
Riley Investment Management LLC(2)	571,005	6.0%
Bryant Riley(3)	571,005	6.0%

(1)	Based on 9,457,683 Shares issued and outstanding as of October 30, 2006, as disclosed by NetManage in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006.

(2)	Because RIM has sole investment and voting power over 525,460 Shares owned of record by RIP, RIM may be deemed to have beneficial ownership of these Shares. RIM has shared voting and dispositive power over 45,545 Shares owned of record by an investment advisory client of RIM. However, RIM disclaims beneficial ownership of these shares.

(3)	Because RIM has sole voting and investment power over RIP’s security holdings and Mr. Riley, in his role as the sole manager of RIM, controls its voting and investment decisions, each of RIP, RIM, and Mr. Riley may be deemed to have beneficial ownership of the 525,460 Shares owned of record by RIP. RIM has shared voting and dispositive power over 45,545 Shares owned by investment advisory clients of RIM. Although Mr. Riley controls RIM’s voting and investment decisions for the investment advisory clients, Mr. Riley disclaims beneficial ownership of these shares.

Purchases of Shares.  There have been no purchases of Shares by Riley, RIP or RIM during the past 60 days.

Additional Information.  Except as set forth in this Offer to Purchase, neither Riley nor, to the knowledge of Riley, RIP, RIM or Mr. Riley, has had any business relationship or transaction with NetManage or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contracts between Riley or, to the knowledge of Riley, RIP, RIM, any of their respective subsidiaries or Mr. Riley, on the one hand, and NetManage or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Riley, RIP, RIM or Mr. Riley has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Riley, RIP, RIM or Mr. Riley has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. There are no present or proposed material agreements, arrangements, understandings or relationships between Riley, RIP, RIM or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and NetManage or any of its affiliates, executive officers, directors, controlling persons or subsidiaries, on the other hand.

Available Information.  We have filed with the SEC a Schedule TO, which includes this Offer to Purchase as an exhibit thereto and contains additional information concerning the Offer. We are not subject to the informational filing requirements of the Exchange Act.

SECTION 9.  BACKGROUND TO THE OFFER; CONTACTS WITH NETMANAGE.

Our parent company, RIP, and its affiliate, RIM, began investing in NetManage in December 2004 and have from time to time increased their investments since then.

On August 31, 2006, RIM together with Zeff Capital Partners L.P. (“Zeff Capital”) sent a letter to the NetManage Board of Directors offering to acquire all of the outstanding Shares of NetManage not already owned by them, for $5.25 per share in cash, which then represented a premium of approximately 15% over the prior 30-day average closing price for the Shares. In the letter, RIM and Zeff Capital also stated, among other things, that they were available to meet with the Board of Directors of NetManage to discuss the proposal and that they were prepared to work with NetManage to negotiate the transaction.

On September 12, 2006, the Board of Directors of NetManage sent RIM and Zeff Capital a letter stating, among other things, that the Board had not undertaken an initial evaluation of the proposal, but the Board was requesting additional information to allow them to fully evaluate the proposal. On October 3, 2006, RIM and Zeff Capital sent a letter of reply to NetManage’s Board of Directors responding to the information request and noting that some of their responses were limited because they had not been able to engage in discussions with NetManage.

On October 13, 2006, NetManage sent RIM and Zeff Capital a letter acknowledging receipt of their response to NetManage’s October 3rd letter and stating, among other things, that NetManage was continuing to evaluate the proposal. On October 24, 2006, NetManage sent a letter to RIM and NetManage declining to enter into negotiations and rejecting their proposal.

On November 6, 2006, RIM and Zeff Capital sent a letter to NetManage raising their offer to $5.50 per share in cash, eliminating any financing conditions and offering to enter into immediate negotiations with NetManage’s Board of Directors.

NetManage rejected the proposal on November 21, 2006, one day after the expiration of the proposal, via a letter to RIM and Zeff Capital.

Given, among other things, NetManage’s repeated rejection of their proposals and failure to enter into preliminary negotiations, RIM and Zeff Capital decided not to renew their offer, to cease to act together for the purpose of acquiring, holding, voting or disposing of any Shares and to pursue independent courses of action with respect to their investments.

On December 7, 2006, RIM, on behalf of RIP, delivered to NetManage a notice indicating its intention to nominate Bryant Riley and Melvin Keating for election at NetManage’s 2007 Annual Meeting of Stockholders to serve as directors of NetManage and the following proposals related to improving NetManage’s corporate governance:

•	Amending NetManage’s by-laws to provide that a director, other than the Chief Executive Officer of the company, may not serve ten or more years on the Board of Directors. Such a director’s term shall expire at the annual meeting following such director’s ninth year on the Board or such other meeting of stockholders at which directors are elected; provided that if the Board is required to be classified pursuant to NetManage’s Restated Certificate of Incorporation, the amendment will not operate to otherwise shorten the term of any incumbent director. Any person, other than the Chief Executive Officer of the company, who has served ten or more years on the Board would not be eligible for election or appointment to the Board, whether through election by the stockholders or the filling of a vacancy on the Board;

•	Requesting that the Board take the necessary steps to allow the stockholders to fill any vacancy of the Board resulting from the removal of a director by the stockholders;

•	Requesting that the Board take the necessary steps to declassify the Board and to require that all directors stand for election annually;

•	Requesting that the Board take the necessary steps to allow the stockholders to alter, amend or repeal NetManage’s Bylaws by a vote of a majority of the outstanding shares of voting stock of NetManage entitled to vote at an election of directors;

•	Requesting that the Board take the necessary steps to allow the stockholders to remove directors with or without cause by a vote of a majority of the outstanding shares of voting stock of NetManage entitled to vote at an election of directors;

•	Requesting that the Board take the necessary steps to allow to allow the stockholders holding ten percent of the outstanding shares of voting stock of NetManage entitled to vote at an election of directors to call a special meeting of the stockholders;

•	Requesting that the Board take the necessary steps to redeem the Rights and to otherwise terminate NetManage’s “poison pill”; and

•	Repealing each provision of or amendment to NetManage’s Bylaws (other than any amendments effected pursuant to the foregoing proposals) adopted after the version of the bylaws included as Exhibit 3.3 to NetManage’s annual report on Form 10-K dated December 31, 2004, as filed with the Securities and Exchange Commission on March 22, 2005.

A copy of RIM’s notice and stockholder proposal is attached as Appendix A. On the same day, RIM issued a press release announcing the notice as well as its intent to launch the Offer. We commenced the Offer on December 20, 2006.

SECTION 10.  PURPOSE OF THE OFFER; PLANS FOR NETMANAGE AFTER THE OFFER

Purpose of the Offer.  We are making the Offer for investment purposes with a view towards making a profit. Our intent is to acquire Shares at a discount to the value that we hope we might ultimately realize from owning the Shares acquired under the Offer and bringing about certain changes at NetManage. No independent party has been retained by the Purchaser to evaluate or render any opinion with respect to the fairness of the Offer price and no representation is made as to the fairness of the Offer price.

RIP currently owns approximately 5.6% of the outstanding Shares. Since RIP’s initial investment in December 2004, NetManage’s revenues and operational performance have deteriorated and the share price has fallen.

Accordingly, RIP has proposed to nominate two members to the Board at NetManage’s 2007 Annual Meeting and made other proposals to improve the corporate governance of NetManage. See Section 9, “Background to the Offer; Contacts with NetManage” and Appendix A. If RIP’s nominations and proposals are successful, we and RIP believe we can provide a catalyst for change at NetManage by providing a new perspective and helping NetManage to improve stockholder value. If elected, we expect RIP’s nominees to propose ways to reduce costs at NetManage and seek other ways to improve its operations, as described below.

However, given the substantial effort and expense it will require to elect RIP’s nominees to the Board of Directors and to seek approval for RIP’s stockholder proposals, we have decided to increase our position through the Offer to give us and RIP a sufficient benefit if we and RIP are able to succeed to justify efforts with respect to a stockholder campaign for the nominations and proposals. Accordingly, if the Offer is not successful, we and RIP will reevaluate the costs and expenses of a campaign for the Board nominations and proposals and we and RIP may determine not to pursue RIP’s proposals and may decide to sell any or all of our and RIP’s Shares. The Offer represents a more expeditious manner for us to acquire Shares given the limited liquidity in the trading market for the Shares. In addition, an Offer allows us to communicate our and RIP’s goals to the NetManage stockholders and offer all of the stockholders an opportunity to sell all or part of their investment with an understanding of our and RIP’s objectives if they choose to do so at this time.

Plans for NetManage after the Offer; Certain Effects of the Offer.  RIP is seeking to nominate two directors to the NetManage Board of Directors at the 2007 Annual Meeting. If RIP is successful in obtaining board representation, we would expect RIP’s nominees to seek to implement proposals to enhance stockholder value, such as examining management compensation to align it more closely with performance. We believe that directors must protect NetManage’s cash and short-term investments, and we are opposed to additional acquisitions because we believe that past acquisitions have not provided value accretive to stockholders. We and RIP seek to have the board put in place cost cutting initiatives that will include the alignment of senior management and board member compensation with performance. We believe NetManage should examine options to leverage NetManage’s technology and customer base as a basis for alliances with larger competitors in NetManage’s consolidating industry. Pouring cash into suboptimal R&D projects is not in our view a viable strategy, as we believe the last decade’s results have illustrated. We are of the view that NetManage should assess every strategic alternative to maximize and realize shareholder value. We would expect RIP’s nominees to consider future proposals with these views in mind, but recognize their fiduciary duties might require them to follow a different course. In addition, depending on various factors, we and RIP may take such actions as we deem appropriate including, without limitation, engaging in discussions with management and the Board of Directors of NetManage, communicating with other stockholders, seeking additional representation on the NetManage Board, seeking to influence NetManage’s performance and the activities of its Board and making other proposals to NetManage concerning its capitalization and operations. We cannot assure that any or all of these actions will result in increased value for NetManage stockholders.

Except as described in this Offer to Purchase, we and RIP do not have any plans, proposals or negotiations that relate to or would result in: (1) an extraordinary corporate transaction, merger, reorganization or liquidation involving NetManage or any of its subsidiaries; (2) a purchase, sale or transfer of a material amount of the assets of NetManage or any of its subsidiaries; (3) any material change in the present dividend rate or policy or indebtedness or capitalization of NetManage; (4) any change in the present Board of Directors and management of NetManage (including any plan or proposal to change the number or term of directors or to change any material term of the employment contract of any executive officer); (5) any other material change in NetManage’s corporate structure or business; (6) the Shares ceasing to be quoted on Nasdaq; or (7) the Shares becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act. We recognize that if we and RIP obtain an ownership position greater than 15% in NetManage, Section 203 of the Delaware General Corporation Law would regard us as an “interested stockholder,” which would restrict our ability to consummate any acquisition of or combination of NetManage with or by us or any of our affiliates for three years following the time we became an interested stockholder. We have not requested, and do not intend to request, that the NetManage Board of Directors use its discretion to render Section 203 not applicable to us by approving our purchases. Accordingly, if we change our intent and want to propose an extraordinary transaction such as a merger or reorganization, or a sale of assets, to us or one of our affiliates, we would face restrictions on our ability to do so. See Section 14 “Legal Matters and Regulatory Approvals.”

If the Offer is consummated, we may from time to time consider, although we have no current plans to do so, additional purchases of Shares of NetManage pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable law. Future purchases may be on the same terms or on terms that are more or less favorable to NetManage’s stockholders than the terms of the Offer. However, we would be limited in our ability to acquire 20% or more of the NetManage common stock because of the existence of the Rights. The Rights (sometimes described in colloquial terms as a “poison pill”) impose adverse economic consequences on a person who acquires 20% or more of the Common Stock without prior approval of the NetManage Board of Directors. We do not currently have any reason to believe the NetManage Board of Directors will exercise its authority to modify the agreement governing the Rights so that it does not apply to us.

In addition, following consummation of the Offer, we and RIP may also determine to dispose of the Shares, in whole or in part, at any time and from time to time, subject to applicable laws. We and RIP may also decide to change our intentions with respect to the purposes and plans described in this Section 10. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of NetManage, the market for the Shares, the condition of the securities markets, general economic and industry conditions and other opportunities available to us.

SECTION 11.  SOURCES AND AMOUNT OF FUNDS.

The Offer is not conditioned upon any financing arrangements, and we do not need the consent or approval of any investor or other third party to use our cash on hand to pay the purchase price for the Shares. We estimate that the total amount of funds that we will require to consummate the Offer, including fees and expenses, is approximately $7.1 million, assuming we purchase 1,296,890 Shares pursuant to the Offer. Together with our affiliates, we possess all necessary funds to consummate the Offer from cash on hand.

SECTION 12.  CONDITIONS TO THE OFFER.

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) our rights to extend the Offer or otherwise amend the terms of the Offer at any time, we shall not be required to accept for payment and, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and terminate the Offer, if any of the following events shall occur:

(a) there shall have been validly tendered and not properly withdrawn at least 671,850 Shares (representing approximately 7.1% of NetManage’s issued and outstanding Shares), such that following the consummation of the Offer, we and RIP will beneficially own at least approximately 12.7% of NetManage’s issued and outstanding Shares;

(b) any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of NetManage or any of its subsidiaries or affiliates that, does or may have a materially adverse effect on NetManage or us or any of our or NetManage’s subsidiaries or affiliates, or we shall have become aware of any fact that, in our reasonable judgment, does or may have a material adverse effect on the value of the Shares or, assuming consummation of the Offer, on us, including, without limitation, triggering of the Rights;

(c) there shall be threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the Shares, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the

Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares, (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Shares, including, but not limited to, the right to vote the Shares purchased by us on all matters properly presented to the NetManage stockholders, (iv) might result, in our reasonable judgment, in a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by the Offer or the value of the Shares to us, (v) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of NetManage or any of its subsidiaries or affiliates, or (vi) otherwise directly or indirectly relates to the Offer or which otherwise, in our reasonable judgment, might adversely affect us, NetManage or any of our or NetManage’s subsidiaries or affiliates or the value of the Shares;

(d) any statute, rule, regulation, judgment, decree, interpretation, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or NetManage or any of our or NetManage’s subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder, (ii) would or might prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us thereof, including, without limitation, the exercise of voting or other stockholder rights with respect to the Shares purchased pursuant to the Offer or the receipt of any distributions or other benefits of ownership of the purchased Shares to which owners of Shares are entitled generally, or (iii) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or NetManage or any of our or NetManage’s subsidiaries or affiliates;

(e) tender or exchange offer for any Shares of the capital stock of NetManage, or any merger, acquisition, business combination or other similar transaction with or involving NetManage or any of its subsidiaries, shall have been proposed, announced or made by any person or has been publicly disclosed;

(f) any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

(g) any annual or special meeting, or action by written consent, of NetManage stockholders shall have occurred.

All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition (including any action or inaction by NetManage) or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described in this Section 12 will be final and binding upon all parties.

SECTION 13.  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES.

Market for the Shares.  Our purchase of Shares pursuant to the Offer may reduce the number of holders of Shares. Our purchase of Shares in the Offer will also reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. This may result in lower share prices or reduced liquidity in the trading market for Shares in the future.

Nasdaq Listing.  The Shares are currently traded on Nasdaq. According to Nasdaq’s published guidelines, the Shares might no longer be eligible for continued listing on Nasdaq if, among other things, the number of stockholders falls below 400. Based on NetManage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC on March 23, 2006, as of March 17, 2006, there were 908 holders of record of Shares. We cannot predict whether a reduction in the number of stockholders as a result of the Offer would result in a delisting. If as a result of the purchase of Shares in the Offer or otherwise, the Shares cease to be traded on

Nasdaq, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of any public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

Registration under the Exchange Act.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of NetManage to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by NetManage to the stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of NetManage and persons holding “restricted securities” of NetManage may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). We cannot predict whether any reduction in the number of stockholders resulting from the consummation of the Offer would enable NetManage to no longer be subject to the registration requirements of the Exchange Act.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

SECTION 14.  LEGAL MATTERS AND REGULATORY APPROVALS.

General.  Except as described in this Section 14, based on a review of publicly available filings NetManage has made with the SEC and other publicly available information concerning NetManage, we are not aware of any license or regulatory permit that appears to be material to the business of NetManage that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by us as contemplated by the Offer. Should any approval or other action be required or desirable, we currently contemplate that we will seek or request NetManage to seek that approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any Shares tendered. See Section 12, “Conditions to the Offer.”

State Takeover Statutes.  NetManage is incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation Law prevents an “interested stockholder” (generally a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock, or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. If the Offer is consummated, we and our affiliates likely would hold more than 15% of the outstanding Shares and thus would probably be considered an interested stockholder.

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or that have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

We do not believe that the antitakeover laws and regulations of these other states will by their terms apply to the Offer, and we have not attempted to comply with these other state antitakeover statutes or regulations. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, we may be required to file certain information with, or to receive approvals from, the relevant state authorities, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, we may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 12, “Conditions to the Offer.”

SECTION 15.  FEES AND EXPENSES.

We have retained Mellon Investor Services LLC to serve as our Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer and reimburse it for reasonable out-of-pocket expenses, and will indemnify it against specified liabilities and expenses in connection with its services, including specified liabilities under the federal securities laws.

Riley Investment Management LLC will be answering questions about the Offer and may contact holders of Shares by personal interview, mail, telephone, facsimile and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the Offer to beneficial holders. Riley Investment Management LLC will not be receiving compensation for its services as Information Agent but will be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the Offer, including specified liabilities under the federal securities laws.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the Offer to their customers.

SECTION 16.  DIVIDENDS AND DISTRIBUTIONS.

If, on or after December 7, 2006 (the date of the initial announcement of our intention to make the Offer), NetManage should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 12, “Conditions to the Offer,” we, in our sole discretion, may make such adjustments as we deem appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

If after December 7, 2006, NetManage should declare or pay any cash dividend or other distribution on the Shares or issue, with respect to the Shares, any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominees or transferees on the Company’s stock transfer records, then, subject to the provisions of Section 12, “Conditions to the Offer,” (i) the Offer price will be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. If the Offer price is reduced pursuant to the preceding sentence, and if, at the time that notice of any such reduction in the Offer price is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended at least until the expiration of such period of ten business days. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price for the Shares or deduct therefrom the amount or value thereof, as we determine in our sole discretion.

SECTION 17.  MISCELLANEOUS.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. We are not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the Offer. That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 7, “Information Concerning NetManage.”

Riley Acquisition LLC
December 20, 2006

APPENDIX A

SACC Partners LP

c/o Riley Investment Management LLC
11100 Santa Monica Boulevard, Suite 810
Los Angeles, CA 90025

December 7, 2006

VIA DHL, REGISTERED MAIL AND FACSIMILE

NetManage, Inc.
20883 Stevens Creek Boulevard
Cupertino, CA 95014
Attention: Secretary

Dear Sir or Madam:

Pursuant to and in accordance with Section 5 of the Bylaws of NetManage, Inc. (the “Company”), the undersigned stockholder (the “Stockholder”) of the Company hereby furnishes notice of the Stockholder’s intention, at the Company’s 2007 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”) (i) to nominate for election to the Company’s Board of Directors the persons named below and (ii) to bring before the Annual Meeting the business and proposals described below. This letter and all Exhibits attached hereto are collectively referred to as the “Notice.” Accordingly, this Notice shall serve to satisfy the advance notice requirements of Section 5 of the Bylaws of the Company as to the below described nominations and proposals.

Business and Proposals

The Stockholder intends to bring the following business and proposals before the Annual Meeting for consideration and action by the Company’s stockholders:

1. To elect Bryant R. Riley and Melvin L. Keating to the Company’s Board of Directors, in lieu of any persons who may be nominated by the Company’s incumbent Board of Directors or by any other person.

2. To amend the Company’s Bylaws to add the following new provision after Section 15 of the Company’s Bylaws:

15A. Term Limits.  A director, other than the Chief Executive Officer of the Company, may not serve ten or more years on the Board of Directors. Such a director’s term shall expire at the annual meeting following such director’s ninth year on the Board of Directors or such other meeting of stockholders after such ninth year at which directors are elected; provided that if the Board of Directors is required to be classified pursuant to the Company’s Restated Certificate of Incorporation, this section shall not operate to otherwise shorten the term of any incumbent director. Any person, other than the Chief Executive Officer of the Company, who has served ten or more years on the Board of Directors shall not be eligible for election or appointment to the Board of Directors, whether through election by the stockholders or the filling of a vacancy on the Board of Directors. This section may not be amended or repealed by the Board of Directors without the prior approval of holders of a majority of the Voting Stock.

3. To approve the following resolution of the stockholders of the Company:

RESOLVED, that the Company’s stockholders request that the Board of Directors take the necessary steps to allow the Company’s stockholders to fill any vacancy on the Company’s Board of Directors resulting from the removal of a director by the Company’s stockholders.

4. To approve the following resolution of the stockholders of the Company:

RESOLVED, that the Company’s stockholders request that the Company’s Board of Directors take the necessary steps to declassify the Company’s Board of Directors and to require that all directors stand for election annually.

5. To approve the following resolution of the stockholders of the Company:

RESOLVED, that the Company’s stockholders request that the Company’s Board of Directors take the necessary steps to allow Company’s stockholders to alter, amend or repeal the Company’s Bylaws by a vote of a majority of the outstanding shares of voting stock of the Company entitled to vote at an election of directors.

6. To approve the following resolution of the stockholders of the Company:

RESOLVED, that the Company’s stockholders request that the Company’s Board of Directors take the necessary steps to allow the Company’s stockholders to remove directors of the Company’s Board of Directors with or without cause by a vote of a majority of the outstanding shares of voting stock of the Company entitled to vote at an election of directors.

7. To approve the following resolution of the stockholders of the Company:

RESOLVED, that the Company’s stockholders request that the Company’s Board of Directors take the necessary steps to allow the Company’s stockholders holding ten percent of the outstanding shares of voting stock of the Company entitled to vote at an election of directors to call a special meeting of the stockholders.

8. To approve the following resolution of the stockholders of the Company:

RESOLVED, that the Company’s stockholders request that the Company’s Board of Directors take the necessary steps to redeem the Company’s preferred share purchase rights and to otherwise terminate the Company’s “poison pill.”

9. To repeal each provision of or amendment to the Company’s Bylaws (other than any amendments contemplated by the foregoing proposals) adopted after the version of the bylaws included as Exhibit 3.3 to the Company’s annual report on Form 10-K dated December 31, 2004, as filed with the Securities and Exchange Commission on March 22, 2005.

Director Nominations

The Stockholder intends to nominate Bryant R. Riley and Melvin L. Keating for election as directors of the Company pursuant to Proposal 1 (each of such foregoing persons, a “Nominee”). Exhibit A to this Notice sets forth additional information about each of the Nominees, consisting of the information required under Section 5(c) of the Company’s Bylaws and Regulation 14A of the Securities and Exchange Act of 1934. Each of the Nominees has consented to being named in the proxy statement filed or distributed on behalf of the Stockholder in connection with the solicitation of proxies for the proposals described in the Notice and to serve as a director of the Company if elected pursuant to that solicitation. Each of the consents executed by the Nominees is attached hereto as Exhibit B.

We have no reason to believe that any of the Nominees will be disqualified or unwilling or unable to serve if elected. We reserve the right to nominate substitute persons if the Company makes or announces any changes to its Bylaws, or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Nominees.

To the extent that there are more than two vacancies on the Company’s Board of Directors to be filled by election at the Annual Meeting or the size of the Board of Directors is increased above seven, then the Stockholder reserves the right to nominate additional nominees to be elected to the Company’s Board of Directors at the Annual Meeting. Additional nominations made pursuant to the preceding sentence are without prejudice to the position of the Stockholder that any attempt to increase the size of the current Board of Directors or to reconfigure or reconstitute the classes on which the current directors serve constitutes an unlawful manipulation of the Company’s corporate machinery.

Information Regarding the Stockholder

The following are the names and addresses, as they appear on the Company’s books, of the Stockholder and the class and number of shares of Common Stock, par value $.01 per share (“Common Stock”), of the Company held of record and beneficially by the Stockholder:

	Number of Shares of	Number of Shares of
	Common Stock Held	Common Stock Held
Name and Address of Stockholder	of Record	Beneficially

SACC Partners LP	1,000	525,460
c/o Riley Investment Management LLC
11100 Santa Monica Boulevard, Suite 810*
Los Angeles, CA 90025

*	Please note that the Stockholder’s actual address is Suite 810; however the certificate says Suite 800.

The Stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the Nominees and to present the proposals set forth in this Notice.

Reasons for the Proposals

The reasons, in general, for the proposals described above are to nominate and elect two directors to the Company’s board of directors and to improve the corporate governance of the Company. The Stockholder believes that the election of the Nominees will bring a fresh perspective and new insight to the Board of Directors.

The reason for bringing Proposal 2 before the Annual Meeting is to assure more turn-over on the Board of Directors. The Company’s current board includes three members who have served 15 years or more, and other members who have served 13, 10 and 8 years. The Stockholder believes that a new perspective is needed and that asking the Board to nominate new persons to replace directors who have served for 10 years or more is reasonable. Based upon present board make-up, the effect of Proposal 2 would be to require two non-incumbent directors to be nominated in 2008, and one non-incumbent to be nominated in 2009. The bylaw amendment set forth in Proposal 2 would also prevent directors, other than the Company’s Chief Executive Officer, who have served ten years as a director of the Company from continuing to serve as a director of the Company, after their current term ends. Such a director’s term would expire at the annual meeting of the stockholders following such director’s ninth year on the Board of Directors. If the Company’s Board of Directors remains classified pursuant to the Company’s Restated Certificate of Incorporation, the bylaw provision would not operate to otherwise shorten the term of any incumbent director. If the bylaw amendment was effected, at a minimum, five of the seven members of the Company’s current Board of Directors would not be eligible to seek reelection and would not be able to be appointed, whether pursuant to an election by the stockholders or the filling of a vacancy on the Board of Directors.

The reasons for bringing Proposals for 3 through 8 before the Annual Meeting are similar, because all proposals are designed to make the board more accountable to stockholders and to give the stockholders a greater stake and say in corporate affairs. Specifically, with respect to the proposals:

Proposal 3 seeks to confer upon the stockholders the right to replace a director they have removed. The present certificate of incorporation and bylaws do not allow this, but instead provide that the Board of Directors shall fill any vacancies caused by the death, resignation, removal or other causes. Proposal 3 seeks to change this in the narrow and limited case of a director removed by the stockholders. The certificate of incorporation and bylaws confer on the Board of Directors the power to declare that such a vacancy shall be filled by the stockholders by adopting a resolution and Proposal 3 asks the Board, at a minimum, to do this as well as taking any other necessary steps to allow the company’s stockholders to fill vacancies resulting from the removal of a director. The reason for, and effect of, Proposal 3 is to ask the Board to respect stockholder choices.

Proposal 4 requests that the directors take the necessary steps to cause the Board of Directors not to be a “classified” or “staggered” board because such a board structure prevents the stockholders, except by extraordinary effort, from removing or changing a board of directors when they are dissatisfied with corporate results. Under the Company’s current certificate of incorporation, stockholders can remove directors when they are dissatisfied with company performance only by a two-third’s vote and can only do so at a stockholder’s meeting called by the Board of Directors, and upon significant advance notice. We believe, and current commentary on corporate governance indicates, that a better practice would be for the entire Board to face re-election by the stockholders each year. The reason for, and effect of, Proposal 4 is to encourage directors to be more responsive to stockholder concerns.

Proposal 5 seeks to allow the Company’s stockholders to adopt changes in the Company’s bylaws by a majority vote rather than a two-third’s vote (as is required in the Company’s current certificate of incorporation and bylaws). The reason for, and effect of, Proposal 5 would be to give stockholders a greater say in the affairs of the Company.

Proposal 6, like Proposal 4, seeks to allow the Company’s stockholders to remove the board of directors, or individual directors, for example when they are unhappy with the Company’s financial and business performance. At present, the Company’s certificate of incorporation and bylaws require a two-third’s vote of the outstanding shares of stock for such a removal. The Stockholder is introducing this proposal so that, if the holders of the majority of the outstanding shares are dissatisfied with the performance of the Company or a particular director, they can be able to express this dissatisfaction by removing directors, or even the entire board. The reason for, and effect of, Proposal 6 is to encourage directors to be more responsive to stockholder concerns.

Proposal 7 seeks to allow the Company’s stockholders to call a special meeting of stockholders. At the present time, special meetings of stockholders may be called only by the chairman of the board, the chief executive officer, or majority of the authorized number of directors. Proposal 7 seeks to allow the holders of ten percent of the Company’s outstanding shares to call a special meeting. The reason for, and effect of, Proposal 7 is to make the Company more accountable to stockholders and to allow holders of a significant number of shares to call a meeting to consider appropriate actions.

Proposal 8 is submitted because the Company currently has a preferred share purchase right plan, commonly known as a “poison pill,” which precludes accumulations of large positions in the Company’s stock (twenty percent or more) unless the person accumulating such position is willing to see a significant dilution in his or her value. We believe that this improperly deters proposals to acquire the Company or combine it with another business and may be part of the reason why the Company has seen its competitors combine to form larger companies while the Company has not been able to participate in such activity. Proposal 8 asks that the Board of Directors redeem or otherwise terminate the Company’s poison pill. The reason for, and effect of Proposal 8, is to make the Company’s stock more attractive to institutional investors or acquirers.

The general effect of Proposal 9 would be to repeal each provision or amendment to the Company’s Bylaws that were adopted since the version of the bylaws that were publicly filed on March 22, 2005. The reason for Proposal 9 is to reverse the effect of changes to the Company’s bylaws that would counter the other proposals.

Additional information about the Stockholder and persons who may be deemed participants in a solicitation of proxies is found in Exhibit A.

The Stockholder is reserving the right, consistent with the requirements of applicable law, to submit additional proposals, fewer proposals or different proposals at the Annual Meeting. If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the any of the foregoing proposals at the Annual Meeting, or if any individual Nominee shall be unable to serve, this Notice shall continue to be effective with respect to the remaining proposals, the remaining Nominees and as to any replacement Nominee selected by the Stockholder.

Sincerely,

SACC Partners, LP

By:	Riley Investment Management, LLC,
its General Partner

By:	/s/ Bryant Riley
Bryant R. Riley, Managing Member

Attachments

Exhibit A

NOMINEES FOR DIRECTOR

Bryant R. Riley, age 39, is founder and Managing Member of Riley Investment Management LLC and is founder and Chairman of B. Riley & Co., Inc., a Southern California-based brokerage firm providing research and trading ideas primarily to institutional investors. Founded in 1997, B. Riley & Co., Inc. also has offices in San Francisco, Newport Beach and New York. Mr. Riley is also the founder and Chairman of Riley Investment Management LLC, an investment adviser which provides investment management services. Mr. Riley serves on the board of directors of Aldila, Inc., Celeritek, Inc., Carreker Corporation, Alliance Semiconductor Corporation, and Integrated Silicon Solution, Inc. and, until it was acquired by Iconix Brand Group, Inc., Mossimo, Inc.

Prior to 1997, Mr. Riley held a variety of positions in the brokerage industry, primarily as an institutional salesman and trader. From October 1993 to January 1997 he was a co-head of Equity at Dabney-Resnick, Inc., a Los Angeles-based brokerage firm. From 1991 to 1993 he was a co-founder of Huberman-Riley, a Texas-based brokerage firm. Mr. Riley graduated from Lehigh University in 1989 with a B.S. in finance.

Mr. Riley’s business address is Riley Investment Management LLC, 11100 Santa Monica Blvd., Suite 810, Los Angeles, CA 90025.

Melvin L. Keating, age 59, has served as President and CEO of Alliance Semiconductor Corporation since March 2006. Mr. Keating serves on the boards of directors of Tower Semiconductor Ltd., Kitty Hawk, Inc. and Integrated Silicon Solution, Inc.

Prior to March 2006, Mr. Keating served as Interim President and Chief Executive Officer of Alliance Semiconductor Corporation from December 2005 to March 2006, and served as its Interim Chief Financial Officer from December 1, 2005 until January 13, 2006. Prior to that, Mr. Keating served as a special consultant to Alliance Semiconductor Corporation beginning in October 2005, reporting directly to its board of directors. Before joining Alliance Semiconductor Corporation, Mr. Keating served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx, Inc. from April 2004 to September 2005. From 1997 to 2004, Mr. Keating served as a strategy consultant to Warburg Pincus Equity Partners, a private equity and venture capital firm, where he sourced deals and performed due diligence. From 1995 to 1997, Mr. Keating served as President and CEO of Sunbelt Management, a $1 billion private company that owns and manages commercial and retail properties and is the largest landlord of Target Stores. From 1986 to 1995, Mr. Keating served as Senior Vice President — Finance and Administration of Olympia & York Companies and its successors, a $20 billion private company that developed New York’s World Financial Center and London’s Canary Wharf. Mr. Keating holds two Masters degrees from the University of Pennsylvania, Wharton School.

Mr. Keating’s business address is Alliance Semiconductor Corporation, 2900 Lakeside Drive, Santa Clara, CA 95054-2831.

Home addresses of the nominees have been provided separately.

None of the above nominees is employed by the Company. All of the above nominees are citizens of the United States.

None of the above nominees, within the past ten years (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws; (iii) was a party to a civil proceeding which ultimately mandated activities that were subject to federal securities laws; or (iv) was a party to any proceeding under federal bankruptcy laws, state insolvency laws or any other proceeding described in Item 401(f) of Regulation S-K.

None of the above nominees, except as shown in this Notice, or, with respect to items (i), (vii) and (viii) of this paragraph, any associate or any member of the immediate family (as defined for purposes of Item 404(a) of Regulation S-K) of the foregoing persons (i) owns beneficially, directly or indirectly, any securities of the Company; (ii) owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (iii) owns any securities of the Company of record but not beneficially; (iv) has purchased or sold any securities of the Company within the past two years; (v) has incurred indebtedness for the purpose of acquiring or holding securities of the Company; (vi) is or has within the past year been a party to any contract, arrangement or understanding with respect to any securities of the Company; (vii) since the beginning of the Company’s last fiscal year has been indebted to the Company or any of its subsidiaries in excess of $60,000; or (viii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this Notice, none of the nominees, any associates or members of the immediate family of the foregoing persons, has, had or is to have a direct or indirect material interest in any transaction or proposed transaction with the Company in which the amount involved exceeds $60,000, since the beginning of the Company’s last fiscal year.

None of the above nominees, since the beginning of the Company’s last fiscal year, has been affiliated (as an officer, director, ten percent owner or otherwise) with (i) any entity that made or received, or during the Company’s current fiscal year proposes to make or receive, payments to or from the Company or its subsidiaries for property or services in excess of five percent of either the Company’s or such entity’s consolidated gross revenues for its last full fiscal year; or (ii) any entity to which the Company or its subsidiaries were indebted at the end of the Company’s last full fiscal year in an aggregate amount exceeding five percent of the Company’s total consolidated assets at the end of such year. None of the above nominees are, or during the Company’s last fiscal year have been, affiliated in any way with any law or investment banking firm that has performed or proposes to perform services for the Company.

None of the corporations or organizations in which the above nominees have conducted their principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and the nominees do not hold any position or office with the Company or have any family relationship with any executive officer or director of the Company nor have they been involved in any proceedings, legal or otherwise, of the type required to be disclosed in a proxy statement relating to the Company by the SEC’s proxy rules.

Riley Investment Management LLC (“RIM”) and Zeff Capital Partners L.P. made a non-binding proposal to acquire all of the outstanding shares of Common Stock not held by them for $5.50 per share. The Company rejected the proposal, and the proposal expired on November 20, 2006.

The following are the number of shares of Common Stock beneficially owned by each of the above nominees as of the date of the Notice:

Number of Shares of Common
Name	Stock Beneficially Owned

Bryant R. Riley*	571,005
Melvin L. Keating	4,100

*	Includes shares beneficially owned by SACC Partners LP and by RIM, who has shared voting and dispositive power over 45,545 shares owned of record by an investment advisory client of RIM. However, Mr. Riley and RIM disclaim beneficial ownership of these 45,545 shares. SACC Partners LP holds 1,000 of the shares of record. (See Notice for details about SACC Partners LP’s ownership.)

To assure compliance with the Company’s bylaws, the following additional information is provided:

The participants in the solicitation of proxies in support of the proposals made by the Stockholder are expected to be the Stockholder, its general partner RIM, Mr. Riley, Mr. Keating and perhaps employees of RIM. At the present time, the Stockholder has not decided whether to retain any proxy solicitors or other persons to assist it in solicitation of proxies from holders of the Company’s Common Stock in respect of its proposals. Information about the Stockholder and RIM which is not found in this letter can be found in the statement on Schedule 13D filed by Mr. Riley, the Stockholder and RIM with the Securities and Exchange Commission.

The vote required to elect the Nominees will be a majority of the shares present and voting at the Annual Meeting. The vote required to adopt bylaw amendments (Proposals 2 and, if applicable, 9) is a vote of the holders of the two-thirds of the outstanding shares of the Common Stock. Proposals 3 through 8 are requests to the Board of Directors to take action and the vote required to adopt such proposals would be a majority of the shares voting on such proposals at the Annual Meeting. The Stockholder recognizes that to carry out some of the matters contemplated by Proposals 3 through 8, additional action by the Company’s board of directors or stockholders may be required. In the case of amendments to the Company’s certificate of incorporation, a vote of a majority of the board of directors and, in a future meeting called by the board of directors, the holders of the majority of the outstanding Common Stock would be necessary. In the case of amendments to the Company’s bylaws, a vote of the holders of two-thirds of the outstanding Common Stock would be necessary in a future meeting called by the board of directors.

The Stockholder, RIM, Mr. Riley, and Mr. Keating have no interest in any of the proposals except that, by electing directors who are dedicated to maximizing stockholder value, and by adopting proposals to give stockholders a greater voice in the Company’s affairs, the value of their shares may increase. In addition, if elected to the Company’s Board of Directors, Mr. Riley and Mr. Keating would receive the same compensation as is paid to other outside directors for their service on the Board. The Stockholder is not able to state a date, time and place for the Annual Meeting since those items are within the discretion of the Company’s board of directors. The Stockholder understands that any proxies granted it in response to its solicitation will be revocable and does not believe that there will be any rights of appraisal because none of its proposals pertain to matters for which stockholders have appraisal rights under the laws of the State of Delaware.

The following is a list of transactions in Common Stock by the Nominees and certain other persons during past two years:

[Redacted]

Exhibit B

Consents

To:	Riley Investment Management LLC SACC Partners LP

Subject: Consent to be Named and to Serve if Elected

I understand that you wish to nominate me for election to the Board of Directors of NetManage, Inc. (the “Company”) at the 2007 Annual Meeting of Stockholders of the Company (the “Stockholder Meeting”). I consent to being named a nominee for the Company’s Board of Directors in your notice to the Company of your intent to nominate directors at the Stockholder Meeting and in any proxy materials or other materials filed or distributed on your behalf in connection with the solicitation of proxies for use at the Stockholder Meeting or otherwise. I further consent to serve as a director of the Company if so elected.

/s/  Bryant Riley
Name: Bryant Riley

Dated: 12/7/06

To:	Riley Investment Management LLC SACC Partners LP

Subject: Consent to be Named and to Serve if Elected

I understand that you wish to nominate me for election to the Board of Directors of NetManage, Inc. (the “Company”) at the 2007 Annual Meeting of Stockholders of the Company (the “Stockholder Meeting”). I consent to being named a nominee for the Company’s Board of Directors in your notice to the Company of your intent to nominate directors at the Stockholder Meeting and in any proxy materials or other materials filed or distributed on your behalf in connection with the solicitation of proxies for use at the Stockholder Meeting or otherwise. I further consent to serve as a director of the Company if so elected.

/s/  Melvin Keating
Name: Melvin Keating

Dated: 12/7/06

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of NetManage or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Mellon Investor Services LLC

By Facsimile
By Hand:	By Overnight Courier:	By Mail:	Transmission:*
Mellon Investor Services LLC	Mellon Investor Services LLC	Mellon Investor Services LLC	(201) 680-4626
120 Broadway, 13th Floor	480 Washington Blvd.,	Post Office Box 3301
New York, NY, 10271	Mail Drop-Reorg	South Hackensack, NJ 07606	Confirm by
Attn: Reorganization Dept	Jersey City, NJ 07310	Attn: Reorganization Dept.	Telephone:
	Attn: Reorganization Dept.		(201) 680-4860

*	For Eligible Institutions Only.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the notice of guaranteed delivery may be directed to:

Riley Investment Management LLC
11100 Santa Monica Blvd., Suite 810
Los Angeles, CA 90025
(310) 966-1445
or
Email: sacc@rileyim.com

You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.